Exhibits 99.1

Sunrise Real Estate Group, Inc. Announces Resignation and appointment of CFO

SHANGHAI, China, March 27, 2011/Xinhua-PR Newswire/ -- Sunrise Real Estate Group, Inc. (OTC QB: SRRE; website: www.sunrise.sh) announced that its CFO, Mr. Liu Zhen Yu, has submitted his resignation and approved by the Company on March 23, 2012. His resignation was not due to any disagreement with the Company or its management regarding any matter relating to the Company’s operations, policies or practices.

On March 23, 2012, the Company appointed Mrs. Wang Wen Hua as the interim CFO, who will hold the office from March 23 to April 15, 2012.

Ms Wang, 46 years old, has been with the Company, specifically the Company’s subsidiary, Shanghai Xi Ji Yang, since its inception more than 10 years ago. She started with the Company as a financial manager and later as a senior comptroller since 2011.

On March 23, 2012, the Company also appointed Mr. Wang Wen Yan as the CFO, effective on April 15, 2012. During the interim, Mr. Wang will be preparing the first quarter financial report of the Company as well participating in the day to day operation.

Mr. Wang, 32 years old, was previously the financial controller and CFO of the Company. Mr. Wang had been with the Company since May 2005 and left on March 17, 2011. He worked in a real estate development company for 4 years before joining the Company. He graduated from Shanghai University with a Bachelor’s degree in accounting and has a Master’s degree at the Shanghai University of Finance and Economics.

Forward Looking Statements

The common stock of Sunrise Real Estate Group, Inc. is quoted and traded on the OTC QB under the trading symbol “SRRE”. This press release contains forward-looking information within the meaning of section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forwarding-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

For more information, please contact:

Bryan Lin,

Sunrise Real Estate Group, Inc.

Tel: +86-21-6167-2800 x2815

Email: ir@sunrise-sh.net

Web: http://www.sunrise.sh

SOURCE Sunrise Real Estate Group, Inc